Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2004, on our audit of the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. as of and for the years ended December 31, 2003 and 2002, and for the period from June 12, 1996 (date of inception) through December 31, 2003, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2003 previously filed by ADVENTRX Pharmaceuticals, Inc. with the Securities and Exchange Commission. We also consent to the related reference to our Firm under the caption "Experts".


                                        /s/J.H. COHN LLP

San Diego, California
June 29, 2004